STATE OF GEORGIA
COUNTY OF MUSCOGEE

                               EMPLOYMENT AGREEMENT

     THIS AGREEMENT, made and entered into as of the 1st day of August, 1995, by and between AFLAC Incorporated, a Georgia corporation, hereinafter referred to as "Corporation," and PAUL S. AMOS, a resident of said State and county, hereinafter referred to as "Employee;"

                           W I T N E S S E T H   T H A T:

     WHEREAS, Employee has been employed as an executive by Corporation or otherwise affiliated with the Corporation since 1956 in various capacities, most recently in his position as Chairman of the Board; and

     WHEREAS, Corporation and Employee desire to set forth the existing and continuing terms and conditions of Employee's employment by Corporation as its Chairman of the Board;

     NOW, THEREFORE, the parties, for and in consideration of the mutual covenants and agreements hereinafter contained, do contract and agree as follows, to-wit:

     1. PURPOSE AND EMPLOYMENT. The purpose of this Agreement is to define the relationship between Corporation as an employer and Employee as an employee and Chairman of the Board of Corporation.

     2. DUTIES. Employee agrees to continue to provide executive management services as Chairman of the Board of Corporation to Corporation and its subsidiaries and affiliates on a full-time and exclusive basis; provided, however, nothing shall preclude Employee from serving on boards of directors of other corporations; engaging in charitable and community affairs or managing his own or his family's personal investments.

     3. PERFORMANCE. Employee agrees to devote all necessary time and his best efforts in the performance of his duties as Chairman of the Board of Corporation on behalf of Corporation and its subsidiaries and affiliates.

     4. TERM. The term of employment under this Agreement shall begin August 1, 1995, and shall continue for a period of three (3) years until July 31, 1998, unless extended or sooner terminated as hereinafter provided. On an annual basis beginning effective August 1, 1996, the scheduled term of this Agreement shall be extended for successive one year periods unless written notice of termination is given prior to such annual date of party to the other party that the Agreement will not be extended by its terms. Notwithstanding the foregoing, the term of employment shall not extend beyond Employee's service as an active member of the Corporation's Board of Directors.

     5. BASE SALARY. For all the services rendered by Employee, Corporation shall continue to pay Employee a base salary of $1,090,984.65 per year commencing August 1, 1995 said salary to be payable in accordance with Corporation's normal payroll procedures. Employee's base salary shall be increased annually during the term of this Agreement and any extensions hereof in the same general proportion as the annual increases in the base salaries of other senior executive officers of Corporation as determined by the Corporation's Compensation Committee acting on behalf of the Board of Directors of Corporation (the "Board").
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     6.  ADJUSTMENTS TO BASE SALARY.  Corporation and Employee shall, from time to time, reflect increases in Employee's base salary as provided for in Paragraph 5 by entering the change on the "Schedule of Compensation," attached hereto as Exhibit "A" and made a part hereof. If an increase in compensation is entered on said Schedule and duly signed by the proper officers of Corporation and by Employee, said entry shall constitute an amendment to this Employment Agreement as of the date of said entry and shall supersede the base salary provided for in Paragraph 5 and any other increases in Employee's base salary previously entered on said Schedule.

     7. MANAGEMENT INCENTIVE PLAN. In addition to the base salary paid to Employee in accordance with Paragraph 5, Corporation shall for each calendar year of Employee's employment by Corporation, beginning with the calendar year 1995, continue to pay Employee, as performance bonus compensation, an amount determined each year under Corporation's current Management Incentive Plan (short-term Incentive Program) with a target level based on Seventy percent (70%) of base salary. Nothing in this paragraph shall preclude Employee from receiving additional discretionary bonuses approved by the Board.

     8. EMPLOYEE BENEFITS. Employee shall be eligible to participate with other employees of the Corporation in all fringe benefit programs applicable to employees generally which may be authorized and adopted from time to time by the Board, including without limitation: a qualified pension plan, a profit sharing plan, a disability income or sick pay plan, a thrift and savings plan, an accident and health plan (including medical reimbursement and hospitalization and major medical benefits), and a group life insurance plan. In addition, Corporation shall furnish to Employee such other "fringe" or employee benefits as are provided to key executive employees of Corporation and such additional employee benefits which the Compensation Committee of the Board shall determine to be appropriate to Employee's duties and responsibilities as Chief Executive Officer of Corporation, including, without limitation, reimbursement of legal and accounting expenses incurred by Employee in connection with the preparation of his employment or other agreements with Corporation and any expenses for legal, accounting or financial services incurred by Employee in connection with his employment.

     9. RETIREMENT PLAN FOR SENIOR OFFICERS. Employee shall continue to participate in Corporation's Retirement Plan for Senior Officers which provides retirement, medical, and other benefits to certain senior officers of the Corporation, upon all of the terms and conditions of the Plan, said Plan being entitled Retirement Plan for Senior Officers (as amended and restated October 1, 1989).

    10.  STOCK OPTIONS.

         Employee shall continue to be eligible to be awarded stock options to purchase Corporation's common stock under Corporation's Stock Option Plans for selected key employees and Directors during the term of this Agreement.

    11. WORKING FACILITIES AND EXPENSES. Employee shall continue to be provided with an office, books, periodicals, stenographic and technical help, ground and air transportation, and such other facilities, equipment, supplies and services suitable to his position and adequate for the performance of his duties. The Corporation shall continue to pay Employee's dues in such social and country clubs, civic clubs and business societies and associations as shall be appropriate in facilitating Employee's job performance and in the best interest of Corporation. The Corporation shall also continue to pay all

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appropriate business liability insurance and any business licenses and fees pertaining to the services rendered by Employee hereunder.

     Employee is encouraged and is expected, from time to time to incur reasonable expenses for promoting the business of Corporation, including expenses for social and civic club memberships and participation, entertainment, travel and other activities associated with Employee's duties. The cost of all such activities shall be the expense of Corporation unless the Compensation Committee of the Board shall determine in advance that any such expense of Employee should be paid by Employee.

    12. VACATION. Employee shall continue to be entitled to his vacation time with pay during each calendar year in accordance with Corporation's vacation policy for senior executive employees. In addition, Employee shall be entitled to such holidays as Corporation shall recognize for its employees generally.

    13. SICKNESS AND TOTAL DISABILITY. Employee's absence from work because of sickness or accident (not resulting in Employee becoming "totally disabled," as that term is hereinafter defined) shall not result in any adjustment in Employee's compensation or other benefits under this Agreement.

     Should Employee become totally disabled as a result of sickness or accident and unable to adequately perform his regular duties prescribed under this Agreement, his base salary (which shall continue to be adjusted as provided for in Paragraph 5), together with incentive bonuses under the Corporation's Management Incentive Plan and his participation in Corporation's employee benefit programs and retirement plans shall continue without reduction except as hereinafter provided, during the continuance of such disability for a period not exceeding the earlier of (1) the end of the term of this Agreement or any extension hereof or (2) a period of one and one-half (1-1/2) years (547 calendar days) for each continuous disability. Payments pursuant to this paragraph 13 shall be reduced by any amounts paid to Employee during any such period of disability from time to time under any disability programs, plans or policies maintained by Corporation, its subsidiaries or affiliates.

     Should Employee's total disability continue for a period beyond the end of the term of this Agreement or in excess of 547 calendar days, this Agreement shall, at the end of such period which first occurs, be automatically terminated. If, however, prior to such time, Employee's total disability shall have ceased and he shall have resumed the adequate performance of his duties hereunder, this Agreement shall continue in full force and effect and Employee shall be entitled to continue his employment hereunder and to receive his full compensation and other benefits as though he had not been disabled; provided, however, unless Employee shall adequately perform his duties hereunder for a continuous period of at least sixty (60) calendar days following a period of total disability before Employee again becomes totally disabled, he shall not be entitled to start a new 547-day period under this paragraph, but instead may only continue under the remaining portion of the original 547-day period of total disability. In the event Employee shall not adequately perform his duties hereunder for a continuous period of at least sixty (60) calendar days following a period of total disability, the running of the original 547-day period shall cease during the time of Employee's adequate performance of his duties hereunder before Employee again becomes totally disabled.

     It is understood that for purposes of this Paragraph 13, Employee shall, upon his becoming totally disabled, be given such additional "credited service" if necessary to fully qualify Employee under Corporation's Retirement Plan for

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
Senior Officers and to provide a survivor annuity to Employee's spouse under the Plan.

     For the purpose of this Agreement, the term "totally disabled" or "total disability" shall mean Employee's inability to adequately perform his executive and management duties hereunder on account of accident or illness. It is understood that Employee's occasional sickness or other incapacity of short duration may not result in his being or becoming "totally disabled;" however, such illness or incapacity could constitute Employee's being or becoming "totally disabled" if such illness or incapacity is prolonged or recurring.

    14.  TERMINATION OF EMPLOYMENT.

         A. TERMINATION BY CORPORATION. Corporation may, when acting in accordance with resolutions adopted by a two-third's (2/3) majority vote of its entire Board acting at a meeting called for the purpose of considering Employee's termination, terminate this Agreement, at any time, with or without "good cause" ("good cause" being hereinafter defined), by giving at least sixty
(60) days' written notice to Employee of its intention to terminate Employee's employment without "good cause" or at least five (5) days' written notice to Employee of its intention to terminate Employee's employment for "good cause"; provided, however, Corporation may, at its election, terminate Employee's actual employment (so that Employee no longer renders services on behalf of Corporation) at any time during said sixty (60) day or five (5) day period; and,

             (1) In the event such termination is for "good cause," Corporation shall be obligated only to:

     (a) pay Employee his base salary as provided for in Paragraph 5 of this Agreement up to the termination date stated in said written notice; provided, however, if Corporation does not elect to terminate Employee's employment during said five (5) day period, but Employee, after receiving such notice of termination from Corporation, elects to leave the employ of Corporation prior to the end of said five (5) day period without the approval of Corporation, then Corporation shall pay said base salary only up to the date on which Employee actually terminates his employment;

     (b) pay Employee any performance bonus due Employee under Paragraph 7 of this Agreement for the period ending on the termination date stated in said written notice or on such earlier date of Employee's actual termination of his employment prior to the end of said five (5) day period if such termination is without the approval of Corporation.
          The amount of said bonus, if any, shall be calculated on a pro rata basis, using the number of days Employee was actually employed during such period, and the amount so calculated shall be paid to Employee within a reasonable time after the end of Corporation's fiscal year in which written notice of Employee's termination is given;

     (c) continue to honor all fully vested stock options, subject to the terms thereof, granted to Employee prior to the termination date stated in said written notice or prior to such earlier date of Employee's actual termination of his employment prior to the end of said five (5) day period if such termination is without the approval of the Corporation;

     (d) continue to pay all of Employee's fringe and other employee benefits as provided for in this Agreement up to the termination date sated in

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
          said written notice or up to such earlier date of Employee's actual termination of his employment prior to the end of said five (5) day period if such termination is without the approval of the Corporation

     (e) For purposes of this subparagraph (1) and Paragraph 19 hereof, "good cause" shall mean: (i) the willful and deliberate failure by Employee to substantially perform his executive and management duties hereunder for a continuous period of more than sixty (60) days for reasons other than Employee's sickness, injury or disability; (ii) the willful and deliberate conduct by Employee which is intended by Employee to cause, and which does in fact result in substantial injury or damage to Corporation; or (iii) the conviction or plea of guilty by Employee of a felony crime involving moral turpitude.

                   Prior to the Corporation's decision to terminate Employee's employment for "good cause" as hereinabove provided, the Board shall give written notice to Employee setting forth the specific charges against Employee being considered by the Board to constitute "good cause" as defined in this subparagraph and the Board shall, within thirty (30) days after such notice, give Employee an opportunity to fully respond and defend himself against such charges before the Board. Within fifteen (15) days after the last day on which Employee is given the opportunity to defend himself before the Board, the Board, acting in good faith, shall make its determination as to whether or not the charges against Employee constitute "good cause" and shall notify Employee in writing of its determination together with a full explanation of the basis thereof.

             (2) In the event such termination is without "good cause," as defined in subparagraph (1)(e) of this Paragraph and, if applicable, subject to the terms of Paragraph 19 Corporation shall be obligated to:

     (a) pay Employee his base salary as provided for in Paragraph 5 of this Agreement up to the end of the scheduled term of this Agreement;

     (b) pay Employee his performance bonus compensation as provided for in Paragraph 7 of this Agreement up to the end of the scheduled term of this Agreement;

     (c) continue to honor all stock options, subject to the terms thereof, granted to Employee prior to the termination date stated in said written notice, all of said options to be or become fully vested as of the termination date stated in said written notice;

     (d) continue to pay or provide to Employee all of the retirement, health, life and disability benefits, as are provided for in this Agreement or under any programs, plans or policies covering Employee at the time of any such notice of termination, up to the end of the scheduled term of this Agreement; and

     (e) pay Employee and, if elected by Employee, his wife such retirement benefits as provided for in the Retirement Plan for Senior Officers under Paragraph 9 hereof, said benefits to commence on the first (1st) day of the month immediately following the scheduled termination date of this Agreement. For purposes of this subparagraph, Employee shall continue to accrue "credited service" as an employee under the Retirement Plan for Senior Officers up through the scheduled termination date of this Agreement.

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
          B. TERMINATION BY EMPLOYEE. Employee may terminate this Agreement, at any time, by giving at least sixty (60) days' written notice to Corporation of his intention to terminate his employment; and

             (1) in the event such termination by Employee shall be without "good reason" (as defined in Paragraph 19 hereof) and with a bona fide intent to retire or to work or engage in a business or activity which is not in competition with Corporation or any of its subsidiaries or affiliates, Corporation shall be obligated to:


     (a) pay Employee his base salary due him under Paragraph 5 of this Agreement up to the termination date stated in said written notice;

     (b) pay Employee any performance bonus compensation due him under Paragraph 7 of this Agreement for the period ending on the termination date stated in said written notice. The amount of such performance bonus, if any, shall be calculated on a pro rata basis, using the number of days Employee was actually employed by Corporation during such year of termination; and the amount so calculated shall be paid to Employee within a reasonable time after the end of Corporation's fiscal year in which Employee's notice of termination is given;

     (c) continue to honor all stock options, subject to the terms thereof, granted to Employee which are fully vested prior to the termination date stated in said written notice;

     (d) pay Employee, and if elected by Employee, his wife such retirement benefits as are provided for in the Retirement Plan for Senior Officers under Paragraph 9 hereof, said benefits to commence at such time as provided for under the Retirement Plan. For purposes of this subparagraph, Employee shall continue to accrue "credited service" as Employee under the Retirement Plan for Senior Officers up through the termination date stated in said written notice.

             (2) In the event such termination by Employee shall be for "good reason" (as defined in paragraph 19 hereof), the Corporation shall be obligated to provide employee with the payments, benefits and rights specified in subparagraphs a.(2)(a)-(e) of this Paragraph 14 hereof.

             (3) In the event such termination by Employee shall be without "good reason" (as defined in paragraph 19 hereof) and with the intention or purpose to work or invest, directly or indirectly, in a business or activity which is in competition, directly or indirectly, with Corporation or any of its subsidiaries or affiliates or, irrespective of Employee's intention at the time of his termination, if Employee shall violate his covenant not to compete under Paragraph 16 or the requirements of paragraph 17, then Corporation shall not be obligated to make or provide any further payments or benefits to Employee under this Agreement except as herein provided in this subparagraph.

     (a) Subject to Corporation's rights under Paragraphs 16 and 17, Corporation shall pay Employee his base salary due him under Paragraph 5 of this Agreement up to the termination date stated in said written notice;

     (b) Subject to Corporation's rights under Paragraphs 16 and 17 hereof, Corporation shall continue to honor all stock options, subject to the

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
          terms thereof, granted to Employee which are fully vested prior to the termination date stated in said written notice;

     (c) Corporation shall, subject to consent of the Board, pay Employee, and if elected by Employee, his wife such retirement benefits as are provided for in the Retirement Plan for Senior Officers under Paragraph 9 hereof, said benefits to commence at such time as provided for under the Retirement Plan.

         C. TERMINATION WHILE DISABLED. If Employee is totally disabled at the time any such notice of termination is given, then, notwithstanding the provisions of this Paragraph 14, Corporation shall nevertheless continue to pay Employee, as his sole compensation hereunder, the compensation and other benefits for the remaining period of Employee's total disability as provided for in Paragraph 13 hereinabove. It is understood that in no event shall such disabled Employee be entitled to compensation under this Paragraph 14 in addition to the continuation of his compensation under Paragraph 13.

         D. COOPERATION AFTER NOTICE OF TERMINATION. Following any such notice of termination, Employee shall fully cooperate with Corporation in all matters relating to the winding up of his pending work on behalf of Corporation and the orderly transfer of any such pending work to other employees of Corporation as may be designated by the Board; and to that end, Corporation shall be entitled to such full-time or part-time services of Employee as Corporation may reasonably require during all or any part of the 60-day period following any such notice of termination.

     15. DEATH OF EMPLOYEE. In the event of Employee's death during the term of this Agreement or any extension hereof, this Agreement shall terminate immediately, and Employee's estate shall be entitled to receive terminal pay in an amount equal to the amount of Employee's base salary and any performance bonus compensation actually paid by Corporation to Employee during the last thirty-six (36) months of his life, said terminal pay to be paid in thirty-six
(36) equal monthly installments beginning on the first day of the month next following the month during which Employee's death occurs. Terminal pay as herein provided for in this paragraph shall be in addition to amounts otherwise receivable by Employee or his estate under this or any other agreements with Corporation or under any employee benefit or retirement plans established by Corporation and in which Employee is participating at the time of his death. In addition, Corporation shall honor all stock options, subject to the terms thereof, granted to Employee prior to his death and Employee or his estate shall, if not otherwise vested, become fully vested in said options as of the date of Employee's death. For purposes of this Paragraph, Employee shall, upon his death, be given such additional "credited service" as necessary to fully qualify Employee under Corporation's Retirement Plan for Senior Officers and to provide a survivor annuity to Employee's spouse under the Plan.

     16. AGREEMENT NOT TO COMPETE. It is specifically agreed that, in the event Employee shall voluntarily terminate his employment without "good reason" (as defined in paragraph 19) or be terminated by Corporation for "good cause" (as defined in Paragraph 14), Employee shall not work for a period of two (2) years from the date of such termination as a manager, officer, owner, partner or employee or render any services as a consultant or advisor or engage or invest, directly or indirectly, in any business activity which is in competition, directly or indirectly, with Corporation, its subsidiaries or affiliates within the United States of America (excluding any state in which Corporation, its subsidiaries, and affiliates have not been engaged in business activities within

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one (1) year prior to the date of Employee's termination of employment), the country of Japan, or within two hundred (200) miles of any office of Corporation, its subsidiaries or affiliates outside the United States of America or Japan which was in existence, or in the process of being established, at the time of Employee's termination of employment. Provided, however, it is agreed that Employee may invest in the publicly traded securities of any corporation, partnership or trust which is in competition with Corporation so long as such investment does not exceed three percent (3%) of such securities at any time.
It is specifically agreed that if, after Employee's termination of employment, Employee engages in any such prohibited activity at any time during said two (2) year period, Corporation shall, in addition to any other rights it may have under this contract and applicable law, be entitled to injunctive relief or, if Corporation shall so elect (due to the difficulty of determining damages) be entitled to liquidated damages in the amount of One Million Dollars ($1,000,000.00) which Employee agrees to promptly pay to Corporation upon demand.

     17. NONDISCLOSURE OF TRADE SECRETS AND CONFIDENTIAL INFORMATION. Employee agrees to protect the business interest of Corporation, its subsidiaries and affiliates, and not to disclose any trade secrets, confidential information or any organizations, operating, marketing, product design, or businesses know-how which Employee has access to or knowledge of as a result of his employment by Corporation. It is specifically agreed that if, at any time during the term of this Agreement and for a period of two (2) years after the date of Employee's termination of employment with Corporation for any reason, Employee shall violate the provisions of this Paragraph 17, Corporation shall, in addition to any rights it may have under this contract and applicable law, be entitled to liquidated damages of One Million Dollars ($1,000,000.00) which employee agrees to promptly pay Corporation upon demand. It is understood and agreed that Corporation's remedies under this Paragraph 17 shall be separate and in addition to the remedies provided to Corporation under Paragraph 16 hereof. It is also understood and agreed that, notwithstanding the foregoing two (2) year period, Employee shall not sue or disclose any written confidential information or any policyholder lists at any time or times hereafter, except in the performance of Employee's obligations to the Corporation.

     18. RIGHT TO ACQUIRE INSURANCE. If Employee shall terminate his employment hereunder for any reason other than death, he may, at his election, acquire any insurance policies upon his life owned by the Corporation by giving written notice of his election to Corporation within ninety (90) days after his termination of employment. Such policies shall be transferred to the employee upon his payment to Corporation of the then interpolated terminal reserve value of said insurance. In the event any policies transferred to Employee as herein provided shall not have an interpolated terminal reserve value, then the amount to be paid by Employee shall be its then fair market value.

     19.  CHANGE IN CONTROL.

         A. IN GENERAL. In the event there is a Change in Control (as defined in this Paragraph) of Corporation, this Agreement shall, in order to help eliminate the uncertainties and concerns which may arise at such time, be automatically extended upon all of the same terms and provisions contained herein, for an additional period of three (3) years, beginning on the first day of the month during which such Change in Control shall occur.

        B. Notwithstanding the terms of subparagraphs A(2) and B(2) of Paragraph 14, and in lieu of the obligations of the Corporation under such

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Paragraphs, if, after a Change in Control, Employee's employment is terminated by Corporation without "good cause" (as defined in Paragraph 4), or is terminated by Employee for "good reason" (as defined in this Paragraph 19), any such termination by Corporation to be made only in accordance with the requirements specified by paragraph 14A, Employee shall be entitled to the following:

             (1) The Corporation shall pay Employee's full base salary to Employee though the date of termination stated in Corporation's written notice required pursuant to Paragraph 14A hereof (hereinafter in this Paragraph the "Termination Date") at the rate in effect on the date such notice is given and, additionally shall pay Employee all compensation and benefits payable to Employee under the terms of any compensation or benefit plan, program or arrangement maintained by the Corporation during such period through the Termination Date.

             (2) The Corporation shall pay Employee all compensation and benefits due Employee under Corporation's retirement, insurance and other compensation or benefit plans, programs or arrangements as such payments become due. The amount of such compensation and benefits shall be determined under, and paid in accordance with, Corporation's retirement, insurance and other compensation or benefit plans, programs and arrangements.

             (3) In lieu of any further salary payments to Employee for periods subsequent to the Termination Date, the Corporation shall pay to Employee, immediately after the Termination Date, a lump sum severance payment, in cash, equal to three times the sum of (i) Employee's annual base salary in effect immediately prior to the Change in Control and (ii) the higher of the amount paid to Employee pursuant to the Corporation's Management Incentive Plan (or any successor plan thereto) for the year preceding the year in which the Termination Date occurs or paid in the year preceding the year in which the Change in Control occurs.

             (4) The Corporation shall pay to Employee, immediately after the Termination Date, a lump sum amount, in cash, equal to a pro rata portion (based on the number of days Employee is an employee during the year in which the Termination Date Occurs) of the aggregate value of the maximum annual target amount of all contingent incentive compensation awards to Employee for all uncompleted periods under the Corporation's Management Incentive Plan (or successor plan thereto).

             (5) For a thirty-six (36) month period after the Termination date, the Corporation shall provide Employee with life, disability, accident and health insurance benefits substantially similar to and equal or greater in economic value than such benefits which Employee is receiving immediately prior to the Termination Date (without giving effect to any reduction in such benefits subsequent to a Change in Control which reduction in benefits would constitute "good reason" as defined in this Paragraph). Benefits required to be provided to Employee pursuant to this subparagraph B5 shall be reduced by or made available to Employee without cost during such thirty-six (36) month period and any such benefit actually received by Employee shall be reported to the Corporation by Employee.

         C. In addition to the payments provided for in subparagraph B of this Paragraph 19, in the event that after a Change in Control Employee's employment by the Corporation is terminated by the Corporation without "good cause" or by Employee for "good reason," the Corporation shall continue to honor all stock

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
options granted to Employee (subject to the terms of such options) prior to the Termination Date, and all stock options granted to Employee prior to the Termination Date shall become fully vested and exercisable as of the Termination Date.

         D. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Employee in connection with a Change in Control or the termination of Employee's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, any Person whose actions result in a Change in Control or any Person affiliated with the Corporation or such Person) (all such payments and benefits being hereinafter called "Total Payments") would not be deductible (in whole or in part) by the Corporation, an affiliate or Person making such payment or providing such benefits as a result of section 280G of the Internal Revenue Code of 1986 (the "Code") then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payment provided by reason of Section 280G of the Code in such other plan, arrangement or agreement), adjustments in such payments shall be made as follows: (1) the cash payments provided pursuant to subparagraph B.(3) and B.(4) of this Paragraph 19 shall first be reduced (if necessary, to zero), and (2) benefits provided under subparagraph B.(5) of this Paragraph 19 shall next be reduced. For purposes of this limitation (i) no portion of the Total Payments the receipt or enjoyment of which Employee shall have effectively waived in writing prior to the date of termination of employment shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Corporation's independent auditors and reasonably acceptable to Employee does not constitute a "parachute payment" within the meaning of section 280G(b) (2) of the Code, including by reason of section 280G(b) (4) (A) of the Code, (iii) the payments and benefits provided under subparagraphs B.(3)-(5) of this Paragraph 19 shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280G(b) (4) (B) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in clause (ii); and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Corporation's independent auditor in accordance with the principles of sections 280G(d) (3) and (4) of the Code. In no event shall the Corporation's obligation to continue to honor all stock options granted to Employee prior to the Termination Date nor the vesting of stock options in accordance with Paragraph 19.C hereof be effected by this Paragraph 19.D.

         E.  Definitions.

             (1) "Beneficial Owner" has the meaning provided in Rule 13d-3 under the Exchange Act.

             (2)  "Change in Control" means the occurrence of either (a),
(b), (c) or (d), as hereinafter set forth:

     (a) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation, subsidiaries or its affiliates) representing 30% or more of the combined voting power of the Corporation's then outstanding securities; or

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
     (b) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any director (other than a director designated by a Person who has entered into an agreement with the Corporation to effect a transaction described in clause (a), (c) or (d) of this subparagraph) whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds (2/3) of the members of the Board (or, if Board nominations are not voted on by the full Board, members of the Board Committee voting on such nominations) then still in office who either were members of the Board at the beginning of the period or whose election or nomination for elections was previously so approved, cease for any reason to constitute a majority of the Board; or

     (c) the shareholders of the Corporation approve a merger or consolidation of the Corporation with any other Corporation, other than (i) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities or the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, at least 75% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person acquires more than 30% of the combined voting power of the Corporation's then outstanding securities; or

     (d) the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all the Corporation's assets.

             (3) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

             (4) "Person" shall have the meaning given in Section 3(a) (9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act; however, a Person shall not include (a) the Corporation or any of its subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, or (d) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.

             (5) "Good reason" shall mean the termination of employment by Employee upon the occurrence of any one or more of the following events:

     (a) Any breach by Corporation of the terms and conditions of this Agreement affecting Employee's salary and bonus compensation, any employee benefit, stock options or the loss of any of Employee's titles or positions with Corporation;

     (b)  A significant diminution of Employee's duties and responsibilities;

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
     (c) The assignment to Employee of any duties inconsistent with or significantly different from his duties and responsibilities existing at the time of a Change in Control.

     (d) Any purported termination of Employee's employment by Corporation other than as permitted by this Agreement;

     (e) The relocation of Corporation's principal office or of Employee's own office to any place beyond twenty-five (25) miles from the current principal office of Corporation in Columbus, Georgia;

     (f) The failure of any successor to Corporation to expressly assume and agree to discharge Corporation's obligations to Employee under this Agreement as extended under this Paragraph, in form and substance satisfactory to Employee.

         F. CONTINUATION OF COMPENSATION AND BENEFIT. If Corporation shall attempt to terminate Employee's employment at any time after a Change in Control and such termination is in good faith disputed by Employee, Corporation shall continue to pay Employee all of his compensation and benefits provided for in this Agreement until the dispute is finally resolved, either by mutual written agreement or by final judgment, order or decree of a court of competent jurisdiction.

     20. NO REQUIREMENT TO SEEK EMPLOYMENT AND NO OFFSET. Corporation agrees that, if Employee's employment is terminated by Corporation during the term of this Agreement, Employee is not required to seek other employment or attempt in any way to reduce the amounts payable to Employee by Corporation pursuant to the applicable terms of this Agreement; it being understood and agreed that the amount of any payment or benefit to Employee provided for hereunder shall not be reduced by any compensation or other benefits earned by Employee as a result of his employment by another employer or, after a Change in Control, by Corporation's attempt to offset any amount claimed to be owed by Employee to Corporation or otherwise.

     21. WAIVER OF BREACH OR VIOLATION NOT DEEMED CONTINUING. The waiver by either party of a breach or violation of any provisions of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.

     22. NOTICES. Any and all notices required or permitted to be given under this Agreement will be sufficient if furnished in writing, sent by registered or certified mail to his last known residence in the case of Employee or to its principal office in Columbus, Georgia, in the case of the Corporation.

     23. AUTHORITY. The provisions of this Agreement required to be approved by the Board of Directors of Corporation have been so approved and authorized.

     24. ARBITRATION. Except for any dispute or matter arising after a Change in Control, as defined in Paragraph 19, any dispute arising under this Agreement, to the maximum extent allowed by applicable law, shall be subject to arbitration and prior to commencing any court action, the parties agree that they shall arbitrate all controversies. The arbitration shall be pursuant to the terms of the Federal Arbitration Act. The parties shall notify each other of the existence of an arbitrable controversy by certified mail and shall attempt in good faith to resolve their differences within fifteen (15) days after the receipt of such notice. Notice to Employee shall be sent to Employee's address as it appears in Corporation's records and notice to

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
Corporation shall be sent to: Arbitration Officer, AFLAC Incorporated, AFLAC Worldwide Headquarters, Columbus, Georgia 31999. If the dispute cannot be resolved within said fifteen (15) day period, either party may file a written demand for arbitration with the other party. The party filing such demand shall simultaneously specify his or its arbitrator, giving the name, address and telephone number of said arbitrator. The party receiving such notice shall notify the party demanding the arbitration of his or its arbitrator giving the name, address, and telephone number of said arbitrator within five (5) days of the receipt of such demand. The arbitrator named by the respective parties need not be neutral. The Senior Judge of the Superior Court of Muscogee County, Georgia, on request by either party, shall appoint a neutral person to serve as the third arbitrator and shall also appoint an arbitrator for any party failing or refusing to name his arbitrator within the time herein specified. The arbitrators thus constituted shall promptly meet, select a chairperson, fix the time and place of the hearing, and notify the parties. The majority of the panel shall render an award within ten (10) days of the completion of the hearing, and shall promptly transmit an executed copy of the award to the respective parties. Such an award shall be binding and conclusive upon the parties hereto, in the absence of fraud or corruption. Each party shall have the right to have the award made the judgment of a court of competent jurisdiction.

     25. GOVERNING LAW. This Agreement shall be interpreted, construed and governed according to the laws of the State of Georgia.

     26. PARAGRAPH HEADINGS. The paragraph headings contained in this Agreement are for convenience only and shall in no manner be construed as part of this Agreement.

     27. TWO ORIGINALS. This Agreement is executed in two (2) originals, each of which shall be deemed an original and together shall constitute one and the same Agreement, with one original being delivered to each party hereto.

     IN WITNESS WHEREOF, Corporation has hereunto caused its name to be signed and its seal t be affixed by its duly authorized officers, and Employee has hereunto set his hand and seal, all being done in duplication original with one original being delivered to each party as of the 1st day of August, 1995.




/s/ Paul S. Amos
----------------------(L.S.)
PAUL S. AMOS                                  AFLAC Incorporated
EMPLOYEE


                                          By  /s/ Kriss Cloninger, III
                                             ----------------------------
                                               Executive Vice President

                                          Attest  /s/ Joey M. Loudermilk
                                                 ------------------------
                                                      Secretary




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